Exhibit 10.41

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.

CO-PROMOTION AGREEMENT

          This CO-PROMOTION AGREEMENT (this “Agreement”) is made as of February 21st, 2012 (the “Effective Date”), by and between Apricus Biosciences, Inc., a Nevada corporation (“Apricus”), and PediatRx Inc., a Nevada corporation (“PediatRx”). Each of Apricus and PediatRx is referred to herein individually as a “party” and collectively as the “parties.”

          WHEREAS, Apricus and PediatRx are parties to that certain Binding Term Sheet dated January 26, 2012 (the “Term Sheet”), pursuant to which, inter alia, the parties agreed to enter into this Agreement with respect to the promotion, manufacture and sale of Granisol® in the United States; and

          WHEREAS, this Agreement will supersede and replace the Term Sheet, insofar as it relates to the terms of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE 1
DEFINITIONS

          As used in this Agreement, the following terms shall have the following meanings:

          Section 1.1      “Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the regulations promulgated thereunder, including the Generic Drug Act.

          Section 1.2      “Adverse Drug Experience” means any “adverse drug experience” as defined or contemplated by 21 C.F.R. 314.80 or 312.32, associated with a Product.

          Section 1.3      “Adverse Drug Experience Report” means any oral, written or electronic report of any Adverse Drug Experience transmitted to any Person.

          Section 1.4      “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          Section 1.5      “Agreement Month” means each calendar month during the Term (including any partial calendar month in the case of the first and last calendar months of the Term).

          Section 1.6      “Agreement Quarter” means the Initial Agreement Quarter, each successive period of three months during the Term after the Initial Agreement Quarter and the Final Agreement Quarter.

          Section 1.7      “Agreement Year” means the Initial Agreement Year, each successive period of twelve months during the Term and the Final Agreement Year.

          Section 1.8      “Allocable Percentage” for a particular period means the pull-through percentage determined by dividing (a) the total number of units of Product shipped by wholesalers during such period to individual locations where PediatRx Detailed the Product during such period in accordance with the call plan agreed upon by the parties under Section 2.12, by (b) the total number of units of Product shipped by the wholesalers during such period, based on Prescriber Data for such period.

          Section 1.9      “ANDA” means Abbreviated New Drug Application.

          Section 1.10      “API” means granisetron HCl.

          Section 1.11      “Apricus Allocable Costs” means one minus the Allocable Percentage multiplied by PediatRx COGS, plus all other out-of-pocket costs incurred by PediatRx to the extent directly related to the generation of Apricus-Generated Net Sales.

          Section 1.12      “Apricus-Generated Net Sales” means, with respect to sales of Product by PediatRx and its Affiliates for a particular period, one minus the Allocable Percentage for such period multiplied by Net Sales by PediatRx and its Affiliates for such period.

          Section 1.13      “Apricus-Manufactured Product” means any Product, the responsibility for Manufacturing of which has been transferred to Apricus pursuant to Section 4.1.

          Section 1.14      “Apricus-Manufactured Samples” means Samples, the responsibility for Manufacturing of which has been transferred to Apricus pursuant to Section 4.1.

          Section 1.15      “Apricus Sales Force” means the field force of Sales Representatives employed or engaged by Apricus, including field-based sales force management such as regional and district sales managers.

          Section 1.16      “Apricus Trademarks” means the trademarks set forth on Schedule A, including the “Apricus” trademark and associated design and logo.

          Section 1.17      “Assigned Agreement” means any of the Third Party Agreements which Apricus timely elects to have assigned to it pursuant to Section 4.4 hereto. For the avoidance of doubt, Assigned Agreements exclude the Retained Contracts.

          Section 1.18      “cGMP” shall mean current “Good Manufacturing Practices” as such term is defined from time to time by the FDA or other relevant Regulatory Authority having jurisdiction over the manufacture or sale of a Product pursuant to its regulations, guidelines or otherwise.

          Section 1.19      “COGS” means, for a particular period, the applicable party’s cost of goods sold (calculated in accordance with Section 5.3(b) for the Product in the Territory for such period.

          Section 1.20      “Commercialize” means to Manufacture, have Manufactured, Promote, market, sell and distribute the Product in the Territory.

          Section 1.21      “Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated as of November 18, 2011, between Apricus and PediatRx.

          Section 1.22      “Control” or “Controlled” means, with respect to patents, know-how or other intellectual property rights of any kind, the possession by a party of the ability to grant a license or sublicense of such rights as contemplated by this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

          Section 1.23      “Co-Pay Program” means the Product co-pay program which PediatRx has used in the past with One2One Health Media.

          Section 1.24      “Customers” means Third Party wholesalers, retailer pharmacies, mail-order pharmacies, group purchasing organizations or other organizations that purchase the Product in the Territory.

          Section 1.25      “OPDP” means the FDA’s Office of Prescription Drug Promotion, or any successor Regulatory Authority performing comparable functions in the Territory.

          Section 1.26      “Detail” means an in-person, face-to-face sales presentation of a Product made by a Sales Representative to a Professional.

          Section 1.27      “Domain Name” has the meaning set forth in Section 2.6.

          Section 1.28      “Encumbrance” means any lien, pledge, security interest, right of first refusal, option, title defect, license, restriction or other adverse claim or interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership.

          Section 1.29      “Exclusive Area” means the states of California, Florida, Illinois, Massachusetts, New York and Texas.

          Section 1.30      “FDA” means the United States Food and Drug Administration or any successor agency performing comparable functions in the Territory.

          Section 1.31      “Final Agreement Quarter” means the period commencing on the first day following the last full Agreement Quarter during the Term and ending on the last day of the Term.

          Section 1.32      “Final Agreement Year” means the period commencing on the first day following the last full Agreement Year during the Term and ending on the last day of the Term.

          Section 1.33      “First Sales Booking Date” means the Effective Date, unless otherwise agreed by the parties.

          Section 1.34      “Force Majeure Event” has the meaning set forth in Section 14.7.

          Section 1.35      “GAAP” has the meaning set forth in Section 5.3(b) .

          Section 1.36      “General and Administrative Expenses” means the general administration expenses incurred by a party or any of its Affiliates to the extent directly related to the Promotion, importation, distribution or sale of a Product in the Territory.

          Section 1.37      “Generic Drug Act” has the meaning set forth in Section 8.1(i) .

          Section 1.38      “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the parties contemplated by this Agreement.

          Section 1.39      “Initial Agreement Quarter” means the period commencing on the Effective Date and ending on March 31, 2012.

          Section 1.40      “Initial Agreement Year” means the period commencing on the Effective Date and ending on December 31, 2012.

          Section 1.41      “Legal Requirements” means laws, rules and regulations of any Governmental Authority in the Territory, including, for clarity, all guidelines, policies and procedures referenced in Section 3.3 of this Agreement.

          Section 1.42      “Manufacture,” “Manufactured” and “Manufacturing” mean all operations involved in the manufacture, receipt, incoming inspection, storage and handling of raw materials, and the manufacture, processing, purification, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of Product.

          Section 1.43      “Medical Affairs Expenses” incurred by a party means, with respect to a particular period, all out-of-pocket costs incurred by the applicable party related to the handling of medical inquiries during such period, to the extent attributable to the Product.

          Section 1.44      “Net Operating Income” means, for a particular period, Net Sales of Product by the applicable party and its Affiliates for such period, less (i) the portion of such Net Sales that represent PediatRx-Generated Net Sales, (ii) COGS (other than for Apricus-Generated Net Sales), (iii) Sales and Marketing Expenses and (iv) General and Administrative Expenses for such period, plus (v) PediatRx Allocable Costs for such period, plus (vi) any amounts paid by PediatRx to Apricus pursuant to Section 5.2(b) for such period. For clarity, for the purposes of calculating PediatRx’s Net Operating Income under Section 7.6, each of PediatRx-Generated Net Sales and PediatRx Allocable Costs shall be considered to be zero.

          Section 1.45      “Net Sales” means, with respect to a Product, for a particular period, the gross amount invoiced on sales of such Product in the Territory recognized as gross revenue in accordance with GAAP by a party or its Affiliates to independent, unrelated Third Parties during such period in bona fide arms’ length transactions, less the following deductions, calculated to arrive at net sales in accordance with GAAP: (a) freight, insurance (but only insurance with respect to shipping the Product) and other transportation charges; (b) any sales, use, value-added, excise taxes or duties or allowances on the selling price of the Product; (c) chargebacks, trade, quantity and cash discounts and rebates, including governmental rebates; (d) allowances or credits, including allowances or credits on account of rejection, defects or returns of the Product, or because of a retroactive price reduction; (e) redemption costs associated with any voucher, coupon, loyalty card or other co-pay assistance programs for the Product; and (f) fees paid to wholesalers, group purchasing organizations, pharmacy benefit managers and the like based on the sale or dispensing of the Product. Net Sales shall not include a sale or transfer to an Affiliate for resale or if done for clinical, regulatory or governmental purposes where no consideration is received; but the resale by such Affiliate shall be considered a sale of such Product. In the event a party licenses sublicenses rights to distribute and sell Product in the Territory, Net Sales shall include any portion of the licensee’s or sublicensee’s Net Sales with respect to Product received by such party from the sublicensee during the Term in the Territory.

          Section 1.46      “Non-Exclusive Area” means the parts of the Territory other than the Exclusive Area.

          Section 1.47      “Order” means any award, decision, injunction, judgment, decree, order, ruling, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

          Section 1.48      “PDMA” means the Prescription Drug Marketing Act, as amended, and the rules and regulations promulgated thereunder.

          Section 1.49      “PediatRx Allocable Costs” means the Allocable Percentage multiplied by Apricus COGS, plus all other out-of-pocket costs incurred by Apricus to the extent directly related to the generation of PediatRx-Generated Net Sales.

          Section 1.50      “PediatRx-Generated Net Sales” means, with respect to sales of Product by Apricus and its Affiliates for a particular period, the Allocable Percentage for such period multiplied by Net Sales by Apricus and its Affiliates for such period.

          Section 1.51      “PediatRx Promotional Materials” has the meaning set forth in Section 2.12(d) .

          Section 1.52      “PediatRx Sales Force” means the field force of Sales Representatives employed or contracted by PediatRx.

          Section 1.53      “PediatRx Trademarks” means (a) Granisol® (the “PediatRx Product Trademark”) and (b) PediatRx ™(the “PediatRx Corporate Trademark”). The PediatRx Trademarks are attached hereto as Schedule C.

          Section 1.54      “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

          Section 1.55      “Post-Marketing Development” means, with respect to Product, the conduct of any phase IV clinical studies, quality of life assessments, pharmacoeconomic, label expansion or other post-marketing studies.

          Section 1.56      “Prescriber Data” means data provided by a Third Party which measures individual locations in the Territory during a specified time period, from a source mutually agreed in writing by the parties (it being understood that wholesaler “867” data is a source agreeable to the parties).

          Section 1.57      “Product” means Granisol® (granisetron HCl) oral solution.

          Section 1.58      “Product Complaints” means any report concerning the quality, purity, quantity, weight, pharmacologic activity, labeling, identity or appearance of a Product.

          Section 1.59      “Product ANDA” means ANDA #078334 approved by FDA on February 28, 2008, including any and all amendments and supplements thereto and all written FDA communications related thereto.

          Section 1.60      “Professional” means a physician or other health care practitioner who is permitted by law to prescribe Product.

          Section 1.61      “Promote,” “Promotional” and “Promotion” mean, with respect to a Product, any activities undertaken to encourage sales or use of such Product, including Details, product sampling, detail aids, drop-offs, coupons, discount cards, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and all other forms of marketing, advertising, public relations or promotion.

          Section 1.62      “Promotional Materials” has the meaning set forth in Section 2.4(a) .

          Section 1.63      “Proprietary Information” means any proprietary or confidential information communicated from one party to the other in connection with or relating to this Agreement, the Term Sheet or the Confidentiality Agreement (whether before or after the Effective Date), which is identified as confidential or proprietary, or which the other party knows or has reason to know is confidential or proprietary, including the Technology and financial, marketing, business, technical and scientific information or data, whether communicated in writing, orally or electronically. Proprietary Information shall not include information that the receiving party can show through written documentation:

                    (a)      at the time of disclosure, is publicly known;

                    (b)      after the time of disclosure, becomes part of the public domain, except by breach of an agreement between the disclosing party or any Affiliate thereof and the receiving party or any Affiliate thereof;

                    (c)      is or was in the possession of the receiving party or any Affiliate thereof at the time of disclosure by the disclosing party and was not acquired directly or indirectly from the disclosing party or any Affiliate thereof or from any other party under an agreement of confidentiality to the disclosing party or any Affiliate thereof; or

                    (d)      is or was developed by the receiving party or its Affiliates without use of or reference to the other party’s Proprietary Information.

          Section 1.64      “Regulatory Approval” means any and all consents or other authorizations or approvals by the FDA or any other Regulatory Authority in the Territory that are required to develop, manufacture, market and sell a Product in the Territory; but excluding (i) Third Party drug master files with respect to API or Product, (ii) state licenses and (iii) any form of reimbursement approval.

          Section 1.65      “Regulatory Authority” means any Governmental Authority involved in granting approvals for the manufacturing, marketing, sale, reimbursement or pricing of pharmaceutical products.

          Section 1.66      “Retained Contracts” means any of the Third Party Agreements which Apricus does not timely elect to have assigned to it pursuant to Section 4.4 hereto. For the avoidance of doubt, Retained Contracts exclude the Assigned Agreements.

          Section 1.67      “Sales and Marketing Expenses” means the following Apricus expenses for Promotion, distribution and sale of the Product in the Territory: (a) all out-of-pocket costs for Samples incurred as well as all out-of-pocket costs for Sample warehousing and distribution directly related to the Product (excluding Sample costs paid or reimbursed by PediatRx), (b) all out-of-pocket costs for Promotional Materials and training materials directly related to the Product (excluding Promotional Materials and training materials costs paid or reimbursed by PediatRx), (c) all out-of-pocket costs for sales training meetings to the extent directly attributable to the Product, (d) all out-of-pocket costs for the purchase of Prescriber Data directly related to the Product (including any prescriber data for competitive products), (e) all out-of-pocket costs associated with market research, advisory boards, speaker programs, trade shows and “lunch and learns” and other outreach programs directly related to the Product, (f) all costs related to scientific liaisons, national and regional account managers and product managers directly related to the Product, (g) Medical Affairs Expenses, (h) all out-of-pocket costs associated with warehousing directly related to the Product from the point of completion of Manufacture to the time the Product is turned over to a carrier for delivery, (i) all out-of-pocket handling and transportation costs to fulfill orders directly related to the Product (excluding such costs, if any, treated as a deduction in the definition of Net Sales), including outbound transportation costs and costs of moving goods from a manufacturing point to a warehouse at another location from which it is ultimately to be distributed to a Customer), (j) all out-of-pocket costs associated with customer services directly related to the Product, including order entry, billing and adjustments, inquiry and credit and collection, order entry, billing, shipping, credit and collection, but in any case, not including any costs or expenses which are reimbursed by any Third Party, and (k) all other out-of-pocket costs and expenses of Apricus directly relating to Promotion, distribution or sale of Product in the Territory. In the case of Product voucher, coupon, loyalty card or other co-pay assistance programs, all out-of-pocket costs of Apricus associated with such programs shall be treated as Sales and Marketing Expenses to the extent not otherwise deducted in calculating Net Sales.

          Section 1.68      “Sales Representatives” means sales representatives employed by Apricus or PediatRx, or a Third Party engaged by Apricus or PediatRx, to Detail the Product, who have been trained and equipped to Detail the Product in accordance with this Agreement.

          Section 1.69      “Samples” means samples of a Product that are not for sale to be distributed by a party solely in connection with the performance of Details or as otherwise legally permissible under the rules, guidelines and policies applicable to any Professional.

          Section 1.70      “Serious Adverse Drug Experience” means any Adverse Drug Experience, including those subject to expedited reporting as defined in the regulations cited below, that is fatal or life-threatening, requires hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, is a congenital anomaly/birth defect, or is of comparable medical significance or any other event which would constitute a “serious” Adverse Drug Experience pursuant to the terms of 21 C.F.R. 314.80 or 312.32.

          Section 1.71      “Serious Adverse Drug Experience Report” means any Adverse Drug Experience Report that involves a Serious Adverse Drug Experience.

          Section 1.72      “Subcontracting” means subcontracting or sublicensing a party’s rights or obligations hereunder (a) pursuant to which a Third Party will Manufacture the Product; or (b) pursuant to which a Third Party Sales Representative is engaged to Promote the Product. “Subcontractor” means the Third Party with whom the Subcontracting agreement is entered into.

          Section 1.73      “Technology” means all pharmacological, toxicological, preclinical, clinical, technical or other information, data and analysis and know-how relating to the registration, Manufacture, use, importation, distribution or sale of a Product in the Territory and all proprietary rights relating thereto Controlled by PediatRx or its Affiliates during the Term.

          Section 1.74      “Term” has the meaning set forth in Section 7.1.

          Section 1.75      “Term Sheet” has the meaning set forth in the Preamble to this Agreement.

          Section 1.76      “Territory” means the United States, including its territories and possessions and Puerto Rico.

          Section 1.77      “Therapex” means Therapex, a division of E-Z-EM Canada, Inc., a subsidiary of E-Z-EM, Inc. or any Person which succeeds to the obligations of Therapex under the Therapex Agreement.

          Section 1.78      “Therapex Agreement” means that certain Manufacturing Agreement, dated as of August 30, 2010, by and between PediatRx and Therapex, as amended from time to time after the Effective Date in accordance with the terms of this Agreement.

          Section 1.79      “Third Party” means any Person other than Apricus or PediatRx or their respective Affiliates.

          Section 1.80      “Third Party Agreements” means the agreements listed in Schedule B.

          Section 1.81      “United States Bankruptcy Code” means the U.S. Bankruptcy Code, 11 U.S.C. §§ 101, et seq.

ARTICLE 2
PRODUCT PROMOTION AND SALES

          Section 2.1      Overview

          During the Term, subject to the terms and conditions of this Agreement (including Section 2.10, Section 2.11, PediatRx’s right to Commercialize the Product as set forth in Section 2.12, and Article 5), Apricus shall have the exclusive right to Commercialize the Product in the Exclusive Area and the non-exclusive right to Commercialize the Product in the Non-Exclusive Area in compliance with Legal Requirements. PediatRx shall have the right to Commercialize the Product in the Non-Exclusive Area in accordance with the terms and conditions of this Agreement.

          Section 2.2      Representations to Customers

          Neither party will make any false or misleading representations to Professionals, customers or others regarding the other party or the Product and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the applicable then-current FDA approved labeling and package insert (except to the extent permitted by Legal Requirements).

          Section 2.3      Staffing; Training

          Each party shall be solely responsible for all costs and expenses of compensating its Sales Representatives. Each party shall periodically provide training to each of its Sales Representatives, and shall update its training materials as appropriate.

          Section 2.4      Promotional Materials; Educational Materials

                    (a)      Apricus shall, at its own expense (which for clarity shall be included as Sales and Marketing Expenses hereunder), have the right to create, develop, produce or otherwise obtain, and utilize sales, promotional, advertising, marketing, educational and training materials (“Promotional Materials”) to support the Promotion for the Product. Such Promotional Materials may include, by way of example, detailing aids; leave behind items; journal advertising; educational programs; formulary binders; appropriate reprints and reprint carriers; product monographs; patient support kits; convention exhibit materials; direct mail; market research survey and analysis; training materials; and scripts for telemarketing and teleconferences.

                    (b)      Each party shall provide to the other party for review a prototype of any Promotional Materials created by such party. The other party shall notify the submitting party of any objections it has to such prototype and the basis therefor as soon as reasonably practicable, but no later than ten (10) business days following its receipt thereof. If there are objections related to regulatory concerns which may require additional investigation or clarification, such investigation or clarification will occur no later than an additional five (5) business days. Failure by the other party to notify the submitting party of any objections to the proposed prototype within such period shall constitute approval by the other party. The submitting party shall modify such Promotional Materials to the extent necessary to resolve any objections timely and reasonably made by the other party to such Promotional Materials on the grounds that such Promotional Materials are inconsistent with any Legal Requirements, and shall in good faith consider any of the other party’s other objections. The final version of the Promotional Materials approved by the submitting party (which shall include such modifications as are required to address concerns timely and reasonably made by the other party on the grounds that such Promotional Materials are inconsistent with Legal Requirements) may be produced in quantity, and Apricus shall provide PediatRx with the requisite number of copies of the final printed form in a timely manner so as to allow PediatRx to satisfy its obligation to file such materials with the FDA prior to the first use of the Promotional Materials, such filing and regulatory review for Apricus Promotional Materials to be at the expense of Apricus, but includible as Sales and Marketing Expenses or General and Administrative Expenses. PediatRx will make such filing with the FDA within two (2) business days after the date Apricus provides PediatRx with such copies of the final version of such Promotional Materials. In furtherance of the foregoing provisions of this Section 2.4(b), the parties will endeavor to cooperate to facilitate the timely and efficient review of Promotional Materials and resolution of any disputes or disagreements related to such Promotional Materials, with a view to containing both parties’ internal personnel resources and external costs associated with the creation, review and approval of such Promotional Materials. In the event both parties are Promoting the Product, they shall appoint appropriate representatives to meet on a regular basis in order to coordinate Promotional Materials to be used by the parties so as to ensure consistent promotional positioning and messaging across each party’s Promotional efforts. In the event the appointed representatives are unable to agree as to any matter, the matter shall be resolved by agreement of senior management of the parties.

                    (c)      Apricus shall own all copyrights to all Apricus Promotional Materials that are created by Apricus during the Term of this Agreement in connection with and to the extent relating to the Promotion of the Product.

          Section 2.5      Medical Inquiries

                    (a)      Lash Group or another designee of Apricus shall handle medical inquiries and all costs under the Lash Group Contract or other Apricus contract for medical inquiries will be assumed by Apricus and included as Sales and Marketing Expenses or General and Administrative Expenses. Such costs have been in the range of from $250 to $800 per month.

                    (b)      The parties acknowledge that each may receive direct requests for medical information concerning the Product from members of the medical and paramedical professions and consumers regarding the Product.

                    (c)      Any such requests will be referred to Apricus’ medical department, and Apricus shall be solely responsible for responding to such requests in compliance with all applicable Legal Requirements and the Product ANDA. Apricus shall be obligated for any costs associated with its responsibilities pursuant to this Section 2.5.

          Section 2.6      Trademarks

          Subject to this Section 2.6 and to applicable Legal Requirements, Apricus shall have the right to use the Apricus Trademarks, and include the name “Apricus Pharmaceuticals USA, Inc.” or any variation thereof in connection with its Promotion activities and any materials related thereto. Apricus recognizes that (i) the PediatRx Trademarks are owned by PediatRx, as well as the domain name “Granisol.net” (the “Domain Name”); and Apricus shall not acquire and shall not claim any right (except as expressly granted under Section 2.7 or Section 2.13), title or interest in or to the PediatRx Trademarks or the Domain Name by virtue of the rights granted under this Agreement or through Apricus’ use of the PediatRx Trademarks or Domain Name, and the parties agree that, as between the parties, all goodwill and improved reputation associated with the PediatRx Trademarks and Domain Name arising out of the use thereof by Apricus and its Affiliates, sublicensees and other Subcontractors shall inure to the benefit of PediatRx. Apricus shall not use the PediatRx Trademarks upon, in connection with, or in relation to, the Product, or any packaging, labels, containers, advertisements and other materials related thereto, except as is reasonable in connection with the Promotion, importation, distribution and sale of the Product in the Territory. Apricus shall as soon as practicable notify PediatRx of any apparent infringement by a Third Party of any of the PediatRx Trademarks of which Apricus becomes aware. Apricus agrees to reasonably cooperate with PediatRx to enable PediatRx to verify that the use by Apricus of the PediatRx Trademarks is consistent with the requirements in this Agreement. At no time shall Apricus remove or minimize the PediatRx name or Trademarks already contained in any packaging materials, labels, containers, advertisements and any other materials related thereto.

          Section 2.7      License Grant

                    (a)      During the Term, subject to the terms and conditions of this Agreement, PediatRx hereby grants to Apricus and its Affiliates, and Apricus and its Affiliates hereby accept, a non-exclusive right and license under the PediatRx Trademarks and the Technology to Commercialize the Product in the Territory, on the terms and subject to the conditions set forth herein. Notwithstanding the foregoing, Apricus’ right to Commercialize the Product shall be exclusive with respect to the Exclusive Area.

                    (b)      Apricus shall have the right to grant sublicenses to, or Subcontract with, Third Parties; provided that (i) all such sublicenses and subcontracts shall be consistent with the terms of this Agreement and (ii) Apricus shall be responsible for the compliance by such sublicensees and subcontractors with the terms of this Agreement.

          Section 2.8      Transfer of Product Information

          PediatRx shall provide Apricus with the following Technology as promptly as practicable after the Effective Date:

                    (a)      Copies of current manufacturing, stability and release testing documentation in the possession and Control of PediatRx for Product Manufactured for the Territory, which shall include, to the extent in the possession and Control of PediatRx, representative master and executed manufacturing batch records, test methods, stability protocols, stability results, manufacturing guides, conformance guides and specifications for the Product; and

                    (b)      To the extent not included in the materials provided to Apricus pursuant to Section 2.8(a), all other reports, data and information in the possession and Control of PediatRx relating to the Product reasonably requested by Apricus as necessary or useful for Apricus to exercise its rights hereunder or comply with Legal Requirements.

          PediatRx shall cooperate and consult with Apricus regarding the Technology transferred pursuant to this Section 2.8 as reasonably requested by Apricus and at no additional cost to Apricus.

          Section 2.9      Limitation on Other Co-Promotion Activities

          PediatRx shall not license to any Third Party any co-promotion rights in the Non-Exclusive Area for *** (***) years from the Effective Date.

          Section 2.10      Retention of Rights

                    (a)      PediatRx hereby expressly reserves the exclusive right to use, and to grant licenses under the PediatRx Corporate Trademark in the Territory for any purpose other than the Manufacture, Promotion, importation, distribution or sale of Product in the Exclusive Area.

                    (b)      Except as expressly set forth herein, nothing contained herein shall be deemed to grant Apricus, by implication, a license or other right or interest in any patent, trademark or other intellectual property right of PediatRx or its Affiliates. Except as expressly set forth herein, nothing contained herein shall be deemed to grant PediatRx, by implication, a license or other right or interest in any patent, trademark or other intellectual property right of Apricus or its Affiliates.

          Section 2.11      Negative Covenants

                    (a)      Apricus, on behalf of itself and its Affiliates, hereby covenants not to use and not to permit or cause any licensee, sublicensee or other Third Party to use, any PediatRx Trademark or Technology in the Territory, for any purpose other than as expressly authorized in this Agreement.

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

                    (b)      PediatRx, on behalf of itself and its Affiliates, hereby covenants not to use, and not to permit or cause any licensee, sublicensee or other Third Party to use (i) any PediatRx Product Trademark in the Territory, provided that PediatRx and its representatives and contractors may use the PediatRx Product Trademark in the Territory in accordance with this Agreement or (ii) any Apricus Trademark for any purpose other than as expressly authorized in this Agreement.

          Section 2.12      PediatRx Co-Promotion in the Non-Exclusive Area

                    (a)      PediatRx may elect, at any time during the Term, to market and have the PediatRx Sales Force Detail the Product directly to Professionals within the Non-Exclusive Area.

                    (b)      On an annual basis, each party will submit to the other party a call plan setting forth the Details to be performed by its Sales Force in the Non-Exclusive Area. Apricus and PediatRx shall coordinate each of their Sales Forces so as not to duplicate contacts in a zip code area to Professionals, pharmacists, other healthcare decision makers, etc. unless otherwise agreed.

                    (c)      Each party may purchase from the other party, at the other party’s actual out-of-pocket costs of reproduction and shipment, copies of any Promotional Materials created by the other party for use by its Sales Force, to the extent limited to Product. Upon each party’s request, the other party will provide electronic copies of such Promotional Materials created by or for it, which Promotional Materials may be modified for use by the requesting party; provided that any modification must be approved as described in Section 2.12(d) below.

                    (d)      PediatRx may create and develop its own Promotional Materials for use by the PediatRx Sales Force (“PediatRx Promotional Materials”). Prior to the use thereof, PediatRx shall provide to Apricus a prototype of any PediatRx Promotional Materials for review and approval in accordance with Section 2.4(b) above. The PediatRx Promotional Materials will not contain any Apricus Trademark unless such materials are approved by Apricus. In furtherance of the foregoing provisions of this Section 2.12(d), the parties will endeavor to cooperate to facilitate the timely and efficient review of PediatRx Promotional Materials and resolution of any disputes or disagreements related to Promotional Materials, with a view to containing both parties’ internal personnel resources and external costs associated with the creation, review and approval of the PediatRx Promotional Materials.

                    (e)      Each Party shall be solely responsible for costs or expenses related to any activities of the its Sales Force, including costs for its Promotional Materials, training or training materials or the purchase from the other Party of Promotional Materials for its Sales Force.

                    (f)      Each Party will cause its Sales Force and employees and agents acting on its behalf to comply with this Agreement and all applicable Legal Requirements in connection with the Promotion of the Product. It is understood, and each Party agrees, that it will be accountable for the acts or omissions of its employees and agents.

                    (g)      Each Party will not make any false or misleading representations to Professionals, customers or others regarding the other Party or the Product and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the applicable then-current FDA approved labeling, package insert or other documentation accompanying or describing the Product.

          Section 2.13      Product Website

          Subject to the terms and conditions of this Agreement, PediatRx hereby grants to Apricus and its Affiliates, and Apricus and its Affiliates hereby accept, a non-exclusive, royalty-free right and license to use the Domain Name and the registration thereof, including the trademark and service mark “granisol.net” and any intellectual property rights relating thereto, and all rights to use and access, and with the approval of PediatRx pursuant to Section 2.4(b) above, modify, change or replace such content of the site associated to the Domain Name (the “Product Website”), to the extent any such trademark, service mark, or intellectual property rights exist as of the Effective Date or during the Term, solely in connection with Promoting and selling the Product in the Territory, on the terms and subject to the conditions set forth herein. PediatRx shall retain the Domain Name registration and the hosting provider account for the Domain Name. Any out-of-pocket costs associated with maintaining and modifying the Product Website shall be paid by Apricus but included in the Sales and Marketing Expenses for Apricus.

ARTICLE 3
CLINICAL AND REGULATORY AFFAIRS; DEVELOPMENT

          Section 3.1      Regulatory Approvals

          PediatRx shall properly maintain and keep current and active all Regulatory Approvals for the Product that are in effect in the Territory as of the Effective Date. PediatRx’s commercially reasonable expenses for state licensing renewals and processing provided by Beckloff Associates to the extent directly attributable to the Product sold by Apricus and its Affiliates will be reimbursed by Apricus, with such expenses being includible as Sales and Marketing Expenses or General and Administrative Expenses. PediatRx shall consult with Apricus regarding any proposed supplement, amendment or alteration to the Regulatory Approvals and shall consider Apricus’ comments in good faith; provided that as the holder of the Product ANDA, PediatRx shall have final decision-making authority as to whether and how to supplement, amend or otherwise alter the Regulatory Approvals for the Product in the Territory. PediatRx shall not have the right to, and hereby covenants that it will not, transfer or assign any Regulatory Approval for the Product to any Third Party, without Apricus’ prior written consent (which Apricus may withhold in its sole discretion), except in conjunction with a permitted assignment of this Agreement made in accordance with Section 14.9.

          Section 3.2      Compliance with Regulatory Requirements

          Unless otherwise required by law or expressly required by this Agreement, including Section 3.1 and Section 3.4, PediatRx will be responsible for complying with all regulatory requirements and maintaining all contacts with Governmental Authorities with respect to the ownership of the Product ANDA, including maintaining and updating of the Product ANDA, the reporting of any Adverse Drug Experiences to the FDA and the filing of Promotional Materials with the FDA.

          Section 3.3      Advertising and Promotion Compliance

          In performing its duties hereunder, each party shall, and shall cause the Apricus Sales Force or PediatRx Sales Force, as applicable, and its employees and agents to, comply with all Legal Requirements, including the FDA’s regulations and guidelines concerning the advertising of prescription drug products, OPDP’s promotional guidelines, the PhRMA Code on Interactions with Healthcare Providers, the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder, equal employment, non-discrimination and federal and state anti-kickback Legal Requirements, and Legal Requirements with respect to submission of false claims to governmental or private health care payors, which may be applicable to the activities (including the warehousing, handling and distribution of Samples) to be performed by such party hereunder. None of Apricus, PediatRx, the Apricus Sales Force, the PediatRx Sales Force and either party’s employees and agents shall offer, pay, solicit or receive any remuneration to or from Professionals in order to induce referrals of or purchase of the Product in violation of applicable Legal Requirements, including without limitation federal or state anti-kickback Legal Requirements. The Apricus Sales Force and the PediatRx Sales Force shall have been trained in compliance with applicable Legal Requirements prior to engaging in Promotion of the Product.

          Section 3.4      Communications with Governmental Authorities

                    (a)      All communications with Governmental Authorities concerning the Product and arising from PediatRx’s ownership of the Product ANDA shall be the responsibility of PediatRx. PediatRx shall consult with Apricus regarding any such communication and shall consider in good faith Apricus’ comments.

                    (b)      Each party shall within two (2) business days after receipt of any communication from the FDA or from any other Regulatory Authority in the Territory relating to the Product, forward a copy of the same to the other party and reasonably respond to all inquiries by the other party relating thereto. If a party is required by law to communicate with the FDA or with any other Regulatory Authority in the Territory relating to the Product, then such party shall so advise the other party within two (2) business days and provide the other party in advance with a copy of any proposed written communication with the FDA or any other Regulatory Authority in the Territory as soon as reasonably practicable after preparation. Each party shall, to the extent practicable in light of applicable Legal Requirements, have a period of at least ten (10) days (or such shorter period as is practicable under the circumstances) to provide comments to the other party on such communications, which comments the other party shall use commercially reasonable efforts to incorporate into its final communications to the extent such comments are reasonable and consistent with applicable Legal Requirements.

          Section 3.5      Product Complaints

          Each party shall refer any oral or written Product Complaints which it receives concerning the Product to the other party within five (5) days of its receipt thereof; provided that all complaints concerning suspected or actual Product tampering, contamination or mix-up shall be delivered within twenty-four (24) hours of its receipt thereof. Neither party shall take any other action in respect of any such complaint without the consent of the other party unless otherwise required by Legal Requirements. The parties will collaborate to resolve any Product Complaints. All Product Complaints shall be handled under the SOPs in place with ICS and the Lash Group or such other third party retained to service Product Complaints.

          Section 3.6      Adverse Drug Experience Reports

                    (a)      Each party shall notify the other: (i) of all Serious Adverse Drug Experience Reports within forty-eight (48) hours of the time such Serious Adverse Drug Experience Report becomes known to such party (including its employees); and (ii) of all Adverse Drug Experience Reports within five (5) days of the time such Adverse Drug Experience Report becomes known to such party (including its employees).

                    (b)      Responsibility for maintaining the Adverse Drug Experience Report database shall be retained by PediatRx. PediatRx shall maintain the Adverse Drug Experience Report database in accordance with all applicable Legal Requirements through its contract with ICS and the Lash Group (as may be assigned to Apricus pursuant to Section 4.4) . PediatRx shall report Adverse Drug Experience Reports, Periodic Adverse Drug Experience Reports (PADER) and Periodic Safety Update Reports (PSUR) in accordance with International Conference on Harmonization Clinical Safety Data Management: Periodic Safety Update Reports for Marketed Drugs (ICH E2C) and 21 C.F.R. § 314.80.

          Section 3.7      Recalls or Other Corrective Action

                    (a)      PediatRx shall have final decision-making authority with respect to any recall (including recall of packaging and promotion materials), market withdrawals or any other corrective action related to the Product. PediatRx shall promptly consult with Apricus with respect to any such actions proposed to be taken by PediatRx (and in all events prior to the taking of such actions), including all actions that are reasonably likely to result in a material adverse effect on the marketability of the Product in the Territory. At PediatRx’s request, Apricus shall provide assistance to PediatRx in conducting such recall, market withdrawal or other corrective action (including retrieving Samples distributed by the Apricus Sales Force to Professionals). As the ANDA holder, PediatRx shall be responsible for all communications with the FDA with respect to any Product recall, market withdrawal or other corrective action; provided that (i) PediatRx shall consult with Apricus prior to submitting any related documentation to the FDA, (ii) PediatRx shall provide Apricus with copies of all communications received from or submitted to the FDA with respect to any such recall, market withdrawal or other corrective action within two (2) business days after receipt or submission thereof and (iii) Apricus shall be permitted to accompany PediatRx and take part in any meetings or discussions with FDA with respect to any such recall, market withdrawal or other corrective action.

                    (b)      With respect to any recall, market withdrawal or corrective action with respect to Product, (i) PediatRx shall be responsible for the out-of-pocket costs associated with such recall, market withdrawal or corrective action to the extent relating to Product Manufactured by it, and (ii) Apricus shall be responsible for the out-of-pocket costs associated with such recall, market withdrawal or corrective action to the extent relating to Product Manufactured by it. To the extent the recall, market withdrawal or corrective action relates to Product Manufactured by both parties, the responsibility for out-of-pocket costs associated therewith shall be equitably apportioned between the parties based on the relative amount of Product affected that was Manufactured by each party. For clarity, any unreimbursed costs incurred by Apricus under this Section 3.7(b) may be included by Apricus as COGS, Sales and Marketing Expenses or General and Administrative Expenses, as applicable.

          Section 3.8      Assistance

          Each party agrees to provide to the other all reasonable assistance and take all actions reasonably requested by the other party that are necessary to enable the other party to comply with any Legal Requirement applicable to the Product in the Territory. Apricus shall pay any out-of-pocket costs associated with the activities contemplated by this Article III with respect to Product sold by Apricus and its Affiliates, which shall be included in Sales and Marketing Expenses or General and Administrative Expenses for Apricus, including payments under relevant Assigned Agreements and costs of pharmacovigilance.

ARTICLE 4
MANUFACTURING AND SUPPLY; SALES

          Section 4.1      Manufacturing Transfer

                    (a)      The Assigned Agreements relating to the manufacture and supply of the Product and the API (each, an “Assigned Manufacturing Agreement”) shall be assigned by PediatRx in their entirety to Apricus, and shall be assumed in their entirety by Apricus promptly following (but in no event later than five (5) business days following) the Effective Date, pursuant to an Assignment and Assumption Agreement to be negotiated in good faith by the parties.

                    (b)      Promptly after the Effective Date, PediatRx shall notify each counterparty to any Assigned Manufacturing Agreement that such Assigned Manufacturing Agreement has been assigned to, and assumed by, Apricus, and shall authorize and instruct such counterparty to grant Apricus access to all technical, regulatory and other information and materials relating to the Product that are then in the possession of such counterparty in accordance with the applicable Assigned Manufacturing Agreement. Apricus shall be entitled to consult with such counterparty’s technical personnel with respect to Manufacturing activities as set forth in such Assigned Manufacturing Agreement.

          Section 4.2      Booking of Sales

          Apricus or its Affiliates shall book its sales of the Product, less the PediatRx-Generated Sales. PediatRx or its Affiliates shall book its sales of the Product, less the Apricus-Generated Sales.

          Section 4.3      Purchase of Samples by PediatRx

                    (a)      This Section 4.3 shall apply only in the event that PediatRx elects to Detail Product in the Non-Exclusive Area in accordance with Section 2.12.

                    (b)      Apricus shall provide or cause to be provided to PediatRx, as ordered by PediatRx hereunder, Apricus-Manufactured Samples to be distributed by PediatRx solely in connection with the performance of Details or as otherwise required by the rules, guidelines and policies applicable to any Professional.

                    (c)      At least *** (***) days prior to the beginning of each Agreement Quarter ending after PediatRx’s election to Detail Product in the Non-Exclusive Area, PediatRx shall submit to Apricus a written non-binding forecast by month of the number of units of Apricus-Manufactured Samples for the *** (***) month period beginning with such Agreement Quarter. Such Apricus-Manufactured Sample forecast provided by PediatRx shall be consistent with Apricus’ Third Party Product supply agreements then in effect (the relevant provisions of which shall be provided to PediatRx upon PediatRx’s request). PediatRx shall place binding orders with Apricus for Apricus-Manufactured Samples, in a mutually agreeable format, to the same extent as Apricus is required to place binding orders for Apricus-Manufactured Samples with its Third Party suppliers.

                    (d)      PediatRx acknowledges and agrees that Apricus-Manufactured Samples will be delivered from the Third Party supplier site, and will be shipped according to the terms for delivery in the Assigned Manufacturing Agreement or successor agreement, and that title to and risk of loss with respect to Apricus-Manufactured Samples will pass to PediatRx as set forth in the Assigned Manufacturing Agreement or successor agreement. PediatRx will be responsible for procuring insurance for the transport of Apricus-Manufactured Samples from the facilities of the Third Party supplier to the shipping address designated by PediatRx in its purchase order. PediatRx shall be responsible for distributing the Apricus-Manufactured Samples to its Sales Representatives in a timely manner. Apricus shall invoice PediatRx for each shipment of Apricus-Manufactured Samples, at Apricus’ out-of-pocket cost, payable within thirty (30) days of the invoice date. PediatRx shall be responsible for securing the return and appropriate disposal of and reconciling existing Sample inventories from discontinued PediatRx Sales Representatives.

                    (e)      Apricus-Manufactured Samples supplied by Apricus to PediatRx shall be used by PediatRx solely in performing Details to Professionals in accordance with this Agreement. Upon its receipt of any Samples, PediatRx shall be solely responsible for accountability and compliance with the PDMA for the PediatRx Sales Force, and other applicable Legal Requirements relating to Samples or the distribution of same by the PediatRx Sales Force, and shall be responsible for adherence by its Sales Representatives to such Legal Requirements.

                    (f) PediatRx or its designee may inspect all shipments of Apricus-Manufactured Samples and accept or reject such Samples to the extent set forth in the applicable Assigned Manufacturing Agreement or successor agreement.

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

          Section 4.4      Third Party Agreements

          For each Third Party Agreement, Apricus shall have seven (7) days after receipt of a complete copy of such Third Party Agreement (for each, an “Election Date”) in order to elect by delivery of written notice to PediatRx if such Third Party Agreement shall be assigned by PediatRx to Apricus, subject to Section 14.11. Prior to such Election Date, and following such Election Date if Apricus has elected that such Third Party Agreement be assigned to Apricus, PediatRx shall not amend, assign, delegate, terminate or cause to be terminated such Third Party Agreement or any of its rights or obligations thereunder without the prior written consent of Apricus. Apricus agrees to be responsible for any payments required under any Retained Contract relating to the Manufacture or Commercialization of Product in the Territory, provided that any such payments shall be includible as COGS, Sales and Marketing Expenses or General and Administrative Expenses. PediatRx shall not amend any Retained Contract in a way that adversely effects Apricus or its rights under this Agreement, provided that PediatRx shall have the right to terminate and/or not renew any and all Retained Contracts.

ARTICLE 5
COMPENSATION

          Section 5.1      Up-Front Payments.

          Within *** (***) days after the Effective Date, Apricus shall pay to PediatRx an up-front payment in the amount of *** Dollars ($***).

          Section 5.2      Quarterly Payments.

                    (a)      For PediatRx-Generated Net Sales. During the Term on a quarterly basis, Apricus shall pay to PediatRx the PediatRx-Generated Net Sales for such quarter, less the PediatRx Allocable Costs. For example, if for a given Agreement Quarter, (i) the Allocable Percentage is ***%, meaning that Professionals detailed by PediatRx prescribed ***% of units of Product for that Agreement Quarter, (ii) Net Sales by Apricus and its Affiliates for that Agreement Quarter are $***, (iii) and PediatRx Allocable Costs are $***, the payment to PediatRx required under this paragraph (a) would be: $*** x ***% - *** = $***. The remaining ***% of Net Sales by Apricus and its Affiliates would be utilized in the calculation of Net Operating Income under paragraph (c) below.

                    (b)      For Apricus-Generated Net Sales. During the Term on a quarterly basis, PediatRx shall pay to Apricus the Apricus-Generated Net Sales for such quarter, less the Apricus Allocable Costs. For example, if for a given Agreement Quarter, (i) the Allocable Percentage is ***%, meaning that Professionals detailed by PediatRx prescribed ***% of units of Product for that Agreement Quarter, (ii) Net Sales by PediatRx and its Affiliates for that Agreement Quarter are $***, (iii) and Apricus Allocable Costs are $***, the payment to Apricus required under this paragraph (b) would be: $*** x ***% - *** = $***. The payment of $*** would then be included in the Net Operating Income calculation by Apricus under paragraph (c) below. (For reference purposes only, the financial benefit to be derived by PediatRx for Apricus-Generated Net Sales shall result from the value of payments made by PediatRx to Apricus pursuant to this Section 5.2(b) being included within the definition of Net Operating Income pursuant to Section 1.44(vi) above, which shall result in additional payments by Apricus to PediatRx pursuant to Section 5.2(c) below.)

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

                    (c)      For Apricus Net Sales. During the Term on a quarterly basis, Apricus shall pay to PediatRx a percentage of Net Operating Income according to the schedule set forth below:

AGREEMENT YEAR	NET OPERATING INCOME%
Year 1	***%
Year 2	***%
Year 3	***%
Year 4	***%
Year 5 through Year 11	***%

                    (d)      Within thirty (30) days following the initial availability of the Prescriber Data needed to calculate the payments required to be made for a given Agreement Quarter pursuant to this Section 5.2, the applicable party shall provide the other party with a statement in a mutually agreeable format setting forth to the extent applicable:

                              (i)      Net Sales during such Agreement Quarter;

                              (ii)      PediatRx-Generated Net Sales or Apricus-Generated Sales during such Agreement Quarter;

                              (iii)      the Allocable Percentage for such Agreement Quarter;

                              (iv)      PediatRx Allocated Costs or Apricus Allocated Costs for such Agreement Quarter;

                              (v)      COGS during such Agreement Quarter;

                              (vi)      Marketing and Sales Expenses during such Agreement Quarter;

                              (vii)      General and Administrative Expenses during such Agreement Quarter; and

                              (viii)      Net Operating Income during such Agreement Quarter.

                    (e)      Payments required to be made under this Section 5.2 shall be paid within thirty (30) days after the initial availability of the Prescriber Data needed to calculate the payments required to be made for a given Agreement Quarter pursuant to this Section 5.2.

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

          Section 5.3      Maintenance of Records

                    (a)      Each party agrees to keep, for a period of at least three years after the date of entry (or such longer period as may be required by Legal Requirements) full and accurate records maintained in accordance with such party’s accounting practices in sufficient detail to enable a Third Party to accurately calculate all payments, reports and similar obligations of a party under this Agreement. Upon thirty (30) days prior written notice, such records shall be made available by the audited party for audit by an independent certified public accounting firm designated by the other party and reasonably acceptable to the party whose records are to be examined. The auditor will only examine such books and records during business hours but not more than once each calendar year while this Agreement remains in effect and for *** years thereafter. The fees and expenses of the auditor performing such verification examination shall be borne by the party conducting the verification; provided, however, that if any verification reveals that the audited party has reported incorrectly, and the amount of such discrepancy is at least *** percent (***%) of the aggregate amount that should have been reported for the period examined, then the audited party shall pay the entire amount of the fees and expenses for such verification.

                    (b)      Whenever in this Agreement a party is required to report its costs, or is entitled to receive or obligated to make a payment based on its costs, such costs shall be determined in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), consistent with the terms of this Agreement. The term “out-of-pocket” costs or expenses means cost or expenses paid to Third Parties and shall not include any fixed costs or expenses, personnel costs or expenses, overhead costs or expenses, or other costs or expenses of a similar nature.

          Section 5.4      Payments

          Any payments required to be made by either party under this Agreement shall be made in United States dollars via wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment. All payments shall bear interest from the date due until paid at a rate equal to the prime rate effective for the date that payment was due plus five percent (5%), as quoted by the Wall Street Journal, New York Edition, on the date such payment was due, or, if less, the maximum rate permitted by applicable law.

ARTICLE 6
TRANSITION MATTERS

          Section 6.1      Transition Plan

          The parties have agreed to the transition plan (the “Transition Plan”) attached as Schedule D, which contains specific events and obligations to effect the shifting of manufacturing, promotion and sales responsibilities to Apricus pursuant to the terms of this Agreement. The parties agree to use commercially reasonable efforts to perform their respective obligations as set forth in the Transition Plan within the timelines set forth therein. The parties will discuss in good faith any changes to the Transition Plan that become required or advisable. Except as otherwise set forth in the Transition Plan or elsewhere in this Agreement, each party shall be responsible for its respective costs and expenses incurred in performing the Transition Plan. The parties acknowledge that implementation of the Transition Plan will require the cooperation or consent of Third Parties as indicated therein, and, as a result, the timing of such transfer is not within the sole control of the parties.

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

          Section 6.2      Customer Orders

          PediatRx shall refer to Apricus any orders for Product that it receives in the Territory which provide for delivery after the First Sales Booking Date. From and after the First Sales Booking Date, Apricus shall be responsible for supplying Product in fulfillment of such orders.

          Section 6.3      Rebates, Chargebacks, Discounts, Redemptions and Returns

                    (a)      Financial responsibility for rebates, chargebacks, discounts, co-pay redemptions under the Co-Pay Program and returns shall be according to which party or Affiliate sold the Product that generated the rebate, chargeback, discount, redemption or return. To the extent such determination cannot be made by lot number, the parties shall mutually agree to an equitable method to determine such allocation.

                    (b)      Apricus agrees to provide, without charge, up to *** (***) bottles of Product from the purchase order placed with Therapex as detailed in the Term Sheet (“Replacement Quantities”) to be used by PediatRx solely for the purpose of replacing Product with limited shelf-life in the inventory of Customers from and after the Effective Date, pursuant to contracts or arrangements between PediatRx and Customers. The parties shall cooperate with Customers to effect such replacement, provided that transportation and related costs to return limited shelf-life inventory and deliver Replacement Quantities shall be paid by PediatRx. For clarity, the Replacement Quantities shall be managed after delivery under contracts that Apricus has with the relevant Customer (which may be an Assigned Agreement).

          Section 6.4      Government Pricing Information.

          With respect to Product sold by Apricus and its Affiliates after the First Sales Booking Date, Apricus will provide to PediatRx the information reasonably requested by PediatRx to permit PediatRx to comply with its government price reporting obligations under Legal Requirements.

          Section 6.5      Customer Service

          On and from the First Sales Booking Date through the completion of the Term, subject to Section 6.3(b), Apricus shall assume all customer service responsibility and provide all customer service required by its customers with respect to the Product through the existing PediatRx contract with ICS or other service provider retained by Apricus and Apricus shall assume all related costs (which shall be includible as Sales and Marketing Expenses). As of the First Sales Booking Date, and through the completion of the Term, all customer service requests relating to the Product coming to PediatRx will be referred to ICS or other service provider retained by Apricus.

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 7
TERM AND TERMINATION

          Section 7.1      Term

          The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue, unless terminated sooner in accordance with this Article 7, for *** (***) years. After the Initial Term, the term of this Agreement shall automatically renew for successive *** periods (each a “Renewal Term”), unless terminated sooner in accordance with this Article 7 and unless either party provides written notice to the other party of non-renewal at least thirty (30) days prior to the end of the Initial Term or any Renewal Term.

          Section 7.2      Early Termination

                    (a)     Apricus may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to PediatRx.

                    (b)      Apricus may terminate this Agreement immediately upon written notice to PediatRx in the event of any action taken or objection raised by any Governmental Authority that prevents Apricus from performing its obligations under this Agreement or otherwise makes such activity unlawful.

          Section 7.3      Termination for Cause

          Either party may terminate this Agreement, effective at any time after providing sixty (60) days written notice and an opportunity to cure during such sixty (60)-day period in the event of a material failure of the other party to comply with its material obligations contained in this Agreement. If such cure is effected within such period, such notice with respect to such termination shall be null and void.

          Section 7.4      Termination for Bankruptcy or Force Majeure

          To the extent permitted by law, each party will have the right to terminate this Agreement immediately upon notice to the other party, in the event of either of the following:

                    (a)      The filing of a petition by the other party under the United States Bankruptcy Code, except Chapter 11 of the United States Bankruptcy Code; or

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

                    (b)      Any Force Majeure Event affecting the other party beyond the other party’s control which lasts for a period of at least six (6) months and which is of sufficient intensity to interrupt or prevent the carrying out of such other party’s material obligations under this Agreement during such period; provided that there shall be no such termination right in the event of a Force Majeure Event relating to Manufacturing of Product.

          Section 7.5      Force Majeure

          Any Force Majeure Event of the type described in Section 14.7 affecting a party hereunder shall entitle the other party hereto, at any time after the expiry of the period of six (6) months specified therein and upon sixty (60) days written notice given after such six (6)-month period (such notice being null and void if the Force Majeure Event is discontinued during such sixty (60)-day period), in addition to the right to terminate this Agreement under Section 7.4, the right to continue the Agreement in full force and effect without modification. In no circumstances will either party be liable to the other for its inability to perform under this Agreement due to any such Force Majeure Event.

          Section 7.6      Effect of Termination

                    (a)      No additional payment obligations arising under Article 5 hereof shall accrue after the date of expiration or termination of this Agreement; provided, however, that expiration or termination of this Agreement shall not relieve either party of any obligations accruing prior to such expiration or termination (including, without limitation, accrued payment obligations). Certain provisions of this Agreement by their terms continue after the expiration or termination of this Agreement, including Section 3.6, Section 3.7, Section 3.8, Section 5.3, Section 5.4, Section 6.3, Section 6.4, Section 7.6, Section 8.3, and Article 10, Article 11, Article 12, Article 13 and Article 14. In addition, any other provisions required to interpret and enforce the parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

                    (b)      Except as indicated in Section 7.5, expiration or termination of this Agreement shall be without prejudice to (i) any remedies which any party may then or thereafter have hereunder or at law or in equity; and (ii) a party’s right to receive any payment accrued under the Agreement prior to the termination date but which became payable thereafter; and (iii) either party’s right to obtain performance of any obligations provided for in this Agreement which survive termination by their terms or by a fair interpretation of this Agreement. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity or otherwise.

                    (c)      Upon expiration or termination of this Agreement, all licenses granted by PediatRx to Apricus pursuant to Section 2.7 shall automatically terminate and revert to PediatRx.

                    (d)      Subject to Section 7.6(f), upon the expiration or termination of this Agreement pursuant to this Article 7, each party shall promptly transfer and return to the other party all Proprietary Information of the other party (provided that each party may keep one copy of such Proprietary Information for archival purposes only). Upon the expiration or termination of this Agreement, Apricus shall, if requested by PediatRx, provide to PediatRx all Promotional Materials in Apricus’ possession (including electronic files of all Promotional Materials) at Apricus’ out-of-pocket cost for printing and delivering such materials; provided, however, that Apricus shall, unless otherwise requested by PediatRx, destroy any printed copies of Promotional Materials bearing the Apricus Trademarks and may remove the Apricus Trademarks from electronic files of Promotional Materials.

                    (e)      Upon the expiration or termination of this Agreement pursuant to this Article 7, other than termination by Apricus pursuant to Section 7.3, PediatRx may, but is not obligated to, purchase from Apricus, at Apricus’ cost (as determined pursuant to this Agreement) all remaining Product inventory, including Samples. In the event of any purchase of inventory from Apricus pursuant to this Section 7.6(e), the parties shall negotiate in good faith as to an equitable treatment with respect to liability arising out of sales of such inventory by or on behalf of PediatRx.

                    (f)      In the event of the expiration or termination of this Agreement, other than termination by Apricus pursuant to Section 7.3, at PediatRx’s sole discretion, Apricus shall, as promptly as practicable (and in any event within 60 days, unless a shorter period is specified below) after such expiration or termination perform any or all of the following (at PediatRx’s option): (i) upon PediatRx’s written request, assign to PediatRx, subject to Section 14.11, any or all Assigned Agreements and/or Assigned Manufacturing Agreements and any or all other contracts with vendors to the extent such contracts are necessary for PediatRx to take over responsibility for the Manufacture, Promotion and sales of Product in the Territory; and (ii) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record any transfer, assignment or other conveyance of rights under this Section 7.6(f) elected by PediatRx to PediatRx.

                    (g)      Upon any termination of this Agreement by PediatRx prior to the end of the Initial Term, other than termination by PediatRx pursuant to Section 7.3, PediatRx shall have the obligation on a qu’arterly basis to pay Apricus a percentage of Net Operating Income related to the Product in the Territory according to the schedule set forth below:

TERMINATION IN AGREEMENT YEAR	NET OPERATING INCOME %
Year 0-7	***% for *** years from termination
Year 8	***% for *** years from termination
Year 9	***% for *** years from termination
Year 10	***% for *** years from termination

          The reporting, timing for payment, currency and related obligations of PediatRx shall be the same as those applicable to Apricus under Article 5 mutatis mutandis.

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

          Section 8.1      Representations and Warranties of PediatRx

          PediatRx hereby represents and warrants to Apricus as of the date hereof as follows:

                    (a)      Organization. PediatRx (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.

                    (b)      Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of PediatRx, have been duly authorized by all necessary corporate proceedings of PediatRx, and this Agreement has been duly executed and delivered by PediatRx.

                    (c)      No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with all applicable terms and conditions hereof do not: (i) conflict with or result in a breach of any provision of PediatRx’s organizational documents; (ii) result in a material breach of any material agreement to which PediatRx is party (subject to Section 14.11); (iii) result in a violation of any Order to which PediatRx is subject; (iv) except as expressly contemplated by this Agreement, require PediatRx to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to PediatRx in any material respect.

                    (d)      Enforceability. This Agreement constitutes the valid and binding obligation of PediatRx, enforceable against PediatRx in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

                    (e)      Broker. PediatRx has not employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.

                    (f)      PediatRx Intellectual Property. To the knowledge of PediatRx, the Manufacture, Promotion, importation, distribution and sale of Product in the Territory in accordance with this Agreement will not infringe any patents, trademarks or other intellectual property rights of any Third Party; provided, that PediatRx makes no representation as to the Apricus Trademarks. PediatRx has the right, power and authority to grant the licenses granted by it hereunder. PediatRx and its Affiliates own or Control no patents or patent applications as of the Effective Date, a license to which (with respect to patent applications, if patents are issued) is necessary for Apricus to Promote, import, distribute or sell Product in the Territory or Manufacture Product for importation, distribution or sale in the Territory. All trademarks and other intellectual property rights used by PediatRx to Promote, import, distribute or sell Product in the Territory or Manufacture Product for importation, distribution or sale in the Territory prior to the Effective Date are included in the PediatRx Trademarks and Technology licensed to Apricus hereunder. PediatRx has not received any written claim or demand from any Third Party, and to the knowledge of PediatRx, Therapex has not received any written claim or demand from any Third Party, alleging that any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of the Manufacture, Promotion, importation, distribution or sale of any Product in the Territory. PediatRx is not aware of any actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any PediatRx intellectual property rights covering a Product or its uses.

                    (g)      Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claim of any kind, pending or, to the knowledge of PediatRx, threatened, by or against PediatRx or any of its Affiliates relating to the Product or which would reasonably be expected to materially affect PediatRx’s ability to perform its obligations hereunder, or Apricus’ ability to exercise its rights hereunder, nor, to PediatRx’s knowledge, is any litigation, arbitration proceeding, governmental investigation, action or claims of any kind, pending or, to the knowledge of PediatRx, threatened, by or against Therapex or its Affiliates relating to the Product. PediatRx is not a party to any litigation regarding any claim of product liability or damage to person (including death) or property resulting from the use or consumption of a Product in the Territory, nor has PediatRx received any written communication threatening any such litigation.

                    (h)      Documentation. PediatRx has made available to Apricus copies of substantially all clinical data and reports, regulatory correspondence and filings, medical information, intellectual property, manufacturing and quality information related to the Product in PediatRx’s possession that have been requested by Apricus in the course of Apricus’ due diligence investigation of the Product.

                    (i)      Generic Drug Act. Pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as may be amended or supplemented (the “Generic Drug Act”),

                              (i)      none of PediatRx, its Affiliates, or any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act;

                              (ii)      none of PediatRx, its Affiliates, or any Person under its direction or control is currently using or will use in any capacity in connection with the Product any Person that is debarred by FDA under the Generic Drug Act; and

                              (iii)      there have been no convictions of PediatRx, its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five years prior to the Effective Date.

                    (j)      Legal Requirements. None of PediatRx, its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of PediatRx, its Affiliates, or Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of PediatRx, its Affiliates, or Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state program. PediatRx shall immediately notify Apricus if, at any time during the Term, PediatRx, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Apricus to exclusion, suspension or debarment from any federal or state program. To PediatRx’s knowledge, the Manufacture, Promotion, importation, distribution and sale of the Product in the Territory has been in material compliance with all Legal Requirements.

                    (k)      Product ANDA. PediatRx has not committed fraud in relation to the filing or acquisition of the Product ANDA or used unfair methods of competition in connection with such filing or acquisition or maintenance, including, in either case, in connection with any data supplied by PediatRx to the FDA. The parties acknowledge that a breach of this representation is a material failure of a material obligation and is not subject to cure. To PediatRx’s knowledge, the data regarding the efficacy, safety, chemistry, manufacturing and control of the Product contained in the Product ANDA and other regulatory filings submitted to the FDA in support of obtaining and maintaining marketing approval of the Product are complete and accurate in all material respects. To PediatRx’s knowledge, the Product ANDA and other regulatory filings submitted to the FDA in support of marketing approval for the Product do not contain any material misstatement of a material fact related to safety or efficacy nor omit to state any material fact in PediatRx’s possession related to safety or efficacy of the Product. PediatRx has not received any written communication from FDA stating that any Post-Marketing Development activities are required by the FDA as a condition to maintenance of the Product ANDA. PediatRx has not received notice from any Governmental Authority (i) requiring or recommending any recall, market withdrawal or other corrective action with respect to Product or (ii) suspending or revoking, or threatening to suspend or revoke, any Regulatory Approval relating to Product; nor has any Third Party notified PediatRx of receipt of any such notice from any Governmental Authority relating to Product. PediatRx has no plans to initiate any recall, market withdrawal or other corrective action with respect to Product.

                    (l)     Third Party Agreements. PediatRx is not in material breach of any Assigned Agreement, and has not submitted to any Third Party any notice (written or oral) to the effect that the Third Party is in breach of any such Assigned Agreement. PediatRx has not received from a Third Party any notice (written or oral) to the effect that PediatRx is in breach of any Assigned Agreement. To PediatRx’s knowledge, no Third Party counterparty to any Assigned Agreement is in breach of the applicable Assigned Agreement. Each Assigned Agreement is legal, valid, binding, enforceable and in full force and effect in all material respects subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). True, correct and complete copies of the Assigned Agreements have been delivered to Apricus, including all waivers, modifications and amendments. Other than the Retained Contracts, the Assigned Agreements represent all agreements to which PediatRx is a party relating to the Manufacture, Promotion, importation, distribution or sale of Product in the Territory.

                    (m)      Inventory.

                              (i)      Except as disclosed in Schedule E, PediatRx has no inventory of Product as of the Effective Date.

                              (ii)      Since January 1, 2012, PediatRx has not (A) materially altered its distribution practices or terms with respect to the Product, (B) altered its activities and practices with respect to inventory levels of the Product maintained at the wholesale, chain, institutional or retail levels in any material respect, or (C) experienced abnormally high levels of returns of the Product when compared to historical norms.

                              (iii)      Since January 1, 2012, no firm orders have been placed or deemed to have been placed for Product or API other than the purchase order placed with Therapex as detailed in the Term Sheet for which Apricus has agreed to assume the payment liability.

          Section 8.2      Representations and Warranties of Apricus

          Apricus hereby represents and warrants to PediatRx as of the date hereof as follows:

                    (a)      Organization. Apricus (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.

                    (b)      Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Apricus, have been duly authorized by all necessary corporate proceedings of Apricus, and this Agreement has been duly executed and delivered by Apricus.

                    (c)      No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with all applicable terms and conditions hereof do not: (i) conflict with or result in a breach of any provision of Apricus’ organizational documents; (ii) result in a material breach of any material agreement to which Apricus is party; (iii) result in a violation of any Order to which Apricus is subject; (iv) require Apricus to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to Apricus in any material respect.

                    (d)      Enforceability. This Agreement constitutes the valid and binding obligation of Apricus, enforceable against Apricus in accordance with its terms, subject to bankruptcy reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

                    (e)      Broker. Apricus has not employed any broker or finder with respect to this Agreement or the transactions contemplated hereby.

                    (f)      Generic Drug Act. Pursuant to the Generic Drug Act,

                              (i)      none of Apricus, its Affiliates, or any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act;

                              (ii)      none of Apricus, its Affiliates, or any Person under its direction or control is currently using or will use in any capacity in connection with the Product any Person that is debarred by FDA under the Generic Drug Act; and

                              (iii)      there have been no convictions of Apricus, its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five years prior to the Effective Date.

                    (g)      Legal Requirements. None of Apricus, its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of Apricus, its Affiliates, or any Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of Apricus, its Affiliates, or Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state program. Apricus shall immediately notify PediatRx if, at any time during the Term, Apricus, its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or PediatRx to exclusion, suspension, or debarment from any federal or state program.

          Section 8.3      Warranty Disclaimer

          EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT AND THIS AGREEMENT, INCLUDING THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

          Section 9.1      Intellectual Property Prosecution and Maintenance

          PediatRx shall use commercially reasonable efforts to prosecute and maintain the PediatRx Product Trademarks. PediatRx shall keep Apricus reasonably informed regarding material developments relating to the prosecution, maintenance or enforcement of PediatRx’s intellectual property rights related to any Product inside the Territory that would reasonably be expected to have a material impact on PediatRx’s intellectual property rights related to the Product in the Territory.

          Section 9.2      Infringement

                    (a)      If either party shall learn of a claim or assertion that the Manufacture, Promotion, importation, distribution or sale of a Product in the Territory infringes or otherwise violates the intellectual property rights of any Third Party or that any Third Party violates the intellectual property rights owned or Controlled by (i) PediatRx in the PediatRx Trademarks in the Territory or (ii) Apricus in the Apricus Trademarks in the Territory, then the party becoming so informed shall promptly, but in all events within fifteen (15) days thereof, notify the other party to this Agreement of the claim or assertion.

                    (b)      If warranted in the opinion of PediatRx, after consultation with Apricus, PediatRx shall have the right to take such legal action (“Enforcement Action”) as is advisable in PediatRx’s opinion to restrain infringement of the PediatRx Trademarks in the Territory. PediatRx will have the right to institute the Enforcement Action in its own name using counsel of its choice and, except as otherwise set forth in this Agreement, with the right to control the course of such Enforcement Action. Apricus shall cooperate fully with, and as reasonably requested by, PediatRx in any Enforcement Action, and PediatRx shall reimburse Apricus for its out-of-pocket expenses incurred in providing such cooperation. Apricus may be represented by counsel of its own selection at its own expense in any Enforcement Action. PediatRx shall keep Apricus reasonably informed regarding material developments relating to any Enforcement Action (including by making its outside counsel available to participate in periodic status calls); provided, however, that PediatRx shall obtain Apricus’ consent (which Apricus will not unreasonably withhold) in advance of the grant of any license, covenant not to sue, right of reference, right of supply, other intellectual property right or other settlement in any Enforcement Action. If PediatRx elects in writing not to bring or defend an Enforcement Action with respect to any Product in the Territory within ninety (90) days following a notification pursuant to Section 9.2(a), or if PediatRx fails to bring or defend an Enforcement Action or take other reasonable action to protect the PediatRx Product Trademarks in the Territory from such infringement, or to abate such infringement, then Apricus shall have the right, at its sole discretion, to institute an Enforcement Action in its own name using counsel of its choice, at its own expense, and, except as otherwise set forth in this Agreement, with the right to control the course of such Enforcement Action (the “Apricus Step-In Rights”). PediatRx shall cooperate fully with, and as reasonably requested by, Apricus in any such Enforcement Action, including joining such Enforcement Action if necessary to maintain the Enforcement Action, and Apricus shall reimburse PediatRx for its out-of-pocket expenses incurred in providing such cooperation. PediatRx shall have the right to join and participate in the Enforcement Action whether or not such joinder is requested by Apricus. Apricus shall keep PediatRx reasonably informed regarding material developments relating to any such Enforcement Action (including by making its outside counsel available to participate in periodic status calls). PediatRx may be represented by counsel of its own selection at its own expense in any Enforcement Action brought by Apricus pursuant to the Apricus Step-In Rights. Any recovery received by a party as a result of any Enforcement Action shall be used first to reimburse the parties for their costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action (and not previously reimbursed). Any remaining amounts, shall be shared by the parties in accordance with their then-current share of Net Operating Income.

                    (c)      If warranted in the opinion of Apricus, Apricus shall take such legal action as is advisable in Apricus’ opinion to restrain such infringement of the Apricus Trademarks. PediatRx shall cooperate fully with, and as requested by, Apricus in Apricus’ attempt to restrain such infringement, and Apricus shall reimburse PediatRx for its out-of-pocket expenses incurred in providing such cooperation. PediatRx may be represented by counsel of its own selection at its own expense in any suit or proceeding brought to restrain such infringement, but Apricus shall have the right to control the suit or proceeding.

ARTICLE 10
INDEMNIFICATION; LIMITS ON LIABILITY

          Section 10.1      Indemnification

                    (a)      Indemnification by Apricus. Apricus hereby agrees to save, defend, indemnify and hold harmless PediatRx, its Affiliates and their respective officers, directors, employees, consultants and agents (the “PediatRx Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any PediatRx Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the development, Manufacture, Promotion, importation, distribution or sale of Product by or on behalf of Apricus or any of its Affiliates or Third Party sublicensees; (ii) the gross negligence or willful misconduct of any Apricus Indemnitee (defined below); or (iii) the breach by Apricus of any warranty, representation, covenant or agreement made by it in this Agreement; except, in each case, to the extent such Losses result from (A) the gross negligence or willful misconduct of any PediatRx Indemnitee, (B) the breach by PediatRx of any warranty, representation, covenant or agreement made by it in this Agreement, (C) the Manufacture of any Product by or on behalf of PediatRx or (D) any claim made by any Third Party that the Manufacture, Promotion, importation, distribution or sale of Product by or on behalf of PediatRx infringed or misappropriated the patent, trademark or other intellectual property rights of such Third Party, except with respect to any such claim relating to the Apricus Trademarks.

                    (b)      Indemnification by PediatRx. PediatRx hereby agrees to save, defend, indemnify and hold harmless Apricus, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Apricus Indemnitees”), from and against any and all Losses to which any Apricus Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the development, Manufacture, Promotion, importation, distribution or sale of Product or by or on behalf of PediatRx or any of its Affiliates or Third Party licensees; or (ii) the gross negligence or willful misconduct of any PediatRx Indemnitee; (iii) the breach by PediatRx of any warranty, representation, covenant or agreement made by it in this Agreement; or (iv) any claim made by any Third Party that the Manufacture, Promotion, importation, distribution or sale of the Product by PediatRx infringed or misappropriated the patent, trademark, or other intellectual property rights of such Third Party, except with respect to any claim relating to the Apricus Trademarks; except, in each case, to the extent such Losses result from (A) the gross negligence or willful misconduct of any Apricus Indemnitee, (B) the breach by Apricus of any warranty, representation, covenant or agreement made by it in this Agreement or (C) the Manufacture of any Product by or on behalf of Apricus.

                    (c)      Procedure. In the event a Party seeks indemnification under Section 10.1(a) or Section 10.1(b), it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after such party (the “Indemnified Party”) receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party (except monetary damages to be satisfied in full by the Indemnifying Party) or that acknowledges fault by the Indemnified Party; in each case, without the prior written consent of the Indemnified Party.

          Section 10.2      Limitation of Damages

          The indemnification obligations of a party under Section 10.1 and the liability of a party for all damages whatsoever arising out of or related to this Agreement and the instruments and agreements contemplated hereby and the transactions contemplated hereby and thereby shall be limited as follows:

(i)	Cap. The aggregate liability of a party shall not exceed the amounts actually received by PediatRx from Apricus in the *** (***) month period prior to the date upon which the relevant claim arises.

(ii)	Basket. A party shall only be liable if and to the extent that an individual claim exceeds *** Dollars (US$***).

(iii)	Insurance. A party shall not be liable to the extent an Indemnified Party or the other party receives payment from any insurer or other Third Party.

(iv)

Failure to Mitigate. A party shall not be liable to the extent that an Indemnified Party or the other party had the commercially reasonable opportunity, but failed, in good faith to mitigate such damages.

(v)	Willful Misconduct. A party shall not be liable to the extent that an Indemnified Party or the other party caused, by gross negligence or willful misconduct, the claim or loss.

(vi)

No Consequential Damages. NEITHER APRICUS NOR PEDIATRX (WHICH FOR THE PURPOSES OF THIS Section 10.2 SHALL INCLUDE THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY PUNITIVE DAMAGES, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING LOST SALES OR LOST PROFITS, RELATING TO OR ARISING FROM THIS AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN THE CASE OF EITHER PARTY'S INDEMNIFICATION OBLIGATIONS UNDER Section 10.1 OR IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT.

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 11
CONFIDENTIALITY AND PUBLICITY

          Section 11.1      Proprietary Information

          Pursuant to this Agreement, a party receiving Proprietary Information from the other, directly or indirectly, will treat such Proprietary Information as confidential, will use such Proprietary Information only for the purposes of this Agreement and will not disclose, and will take all reasonable precautions to prevent the disclosure of, such Proprietary Information to (a) any of its officers, directors, managers, equity holders, employees, agents, representatives, Affiliates or consultants, except those who need to know such Proprietary Information and who are bound by a like obligation of confidentiality or (b) to Third Parties.

          Section 11.2      Disclosures Required by Law

          In the event the recipient party is required under applicable Legal Requirements to disclose Proprietary Information of the disclosing party to any Governmental Authority to obtain any Regulatory Approval for the Product, is required to disclose Proprietary Information in connection with bona fide legal process (including in connection with any bona fide dispute hereunder) or is required to disclose Proprietary Information under the rules of the securities exchange upon which its securities are traded, the recipient party may do so only if it limits disclosure to that purpose after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to attempt to object to or to limit such disclosure. In the event of disclosures required under applicable Legal Requirements, the recipient party shall cooperate with the disclosing party as reasonably requested thereby.

          Section 11.3      Publicity

          The parties have agreed upon the form and content of a joint press release to be issued by the parties promptly following the execution of this Agreement. Once such press release or any other written statement is approved for disclosure by both parties, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party. Any other publicity, news release, public comment or other public announcement, whether to the press, to stockholders, or otherwise, relating to this Agreement, shall first be reviewed and approved by both parties, except no such approval shall be required for such publicity, news release, public comment or other public announcement which, in accordance with the advice of legal counsel to the party making such disclosure, is required by law or for appropriate market disclosure; provided, however, that each party shall be entitled to refer publicly to the relationship of the parties reflected in this Agreement in a manner that is consistent with the joint press release issued by the parties. For clarity, any party making any announcement which is required by law will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made. The parties shall work together to coordinate filings with governmental agencies, including the United States Securities and Exchange Commission, as to the contents and existence of this Agreement as the parties shall reasonably deem necessary or appropriate and each party shall provide the other party an opportunity to comment on any proposed filings, including redactions thereto.

          Section 11.4      Survival

          The provisions of this Article 11 shall survive termination of this Agreement and shall remain in effect until a date five (5) years after the Term of this Agreement.

ARTICLE 12
NOTICES

          Section 12.1      Notices

          All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission (with a copy sent by first-class mail), or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address or such other address provided by a party by written notice in accordance with this section:

If to Apricus:

Apricus Biosciences, Inc.
11975 El Camino Real, Suite 300
San Diego, California 92130
Attention: General Counsel
Fax No.: (858) 866-0482

With a copy to (which shall not constitute notice hereunder):

Duane Morris, LLP
101 W. Broadway, Suite 900
San Diego, California 92101
Attention: David A. Charapp
Fax No.: (619) 933-3283

If to PediatRx:

Life Science Legal
214 S. Spring Street
Independence, MO 64050
Attention: Randall Pratt
Fax No.: (816) 461-6902

With copies sent via e-mail (which shall not constitute notice hereunder):

Dr. Cameron Durrant	Email : cdurrant@pediatrx.com
Email : camerondurrant@yahoo.com

Mr. David Tousley	Email : dtousley@pediatrx.com
Email : davidtousley@yahoo.com

          All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

ARTICLE 13
INSURANCE

          Section 13.1      Insurance

          During the Term and for a period of *** (***) years after any expiration or termination of this Agreement, each party shall maintain (i) a commercial general liability insurance policy or policies with minimum limits of $*** per occurrence and $*** in the aggregate on an annual basis and (ii) a product liability insurance policy or policies with minimum limits of $*** per occurrence and $*** in the aggregate on an annual basis. Upon request, each party shall provide certificates of insurance to the other evidencing the coverage specified herein. Neither party’s liability to the other is in any way limited to the extent of its insurance coverage.

ARTICLE 14
MISCELLANEOUS

          Section 14.1      Headings

          The titles, headings or captions and paragraphs in this Agreement are for convenience only and do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.

          Section 14.2      Severability

          In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

          Section 14.3      Entire Agreement

          This Agreement, together with the schedules hereto, all of which are incorporated by reference, contains all of the terms agreed to by the parties regarding the subject matter hereof and supersedes any prior agreements, understandings, or arrangements between them, whether oral or in writing.

***Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

          Section 14.4      Amendments

          This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.

          Section 14.5      Counterparts; Execution

          This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

          Section 14.6      Waiver

          The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.

          Section 14.7      Force Majeure

          In the event of any failure or delay in the performance by a party of any provision of this Agreement due to acts beyond the reasonable control of such party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, declared or undeclared wars, acts of terrorism, or compliance with or other action taken to carry out the intent or purpose of any law or regulation, but not any failure of such party to perform under a Third Party Agreement) (a “Force Majeure Event”), then such party shall have such additional time to perform as shall be reasonably necessary under the circumstances. In the event of such failure or delay, the affected party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible. In the event that a party is unable to perform by a reason described in this Section 14.7, its obligation to perform under the affected provision of this Agreement shall be suspended during such time of nonperformance.

          Neither party shall be liable hereunder to the other party nor shall be in breach for failure to perform its obligations caused by a Force Majeure Event. In the case of any such event, the affected party shall promptly, but in no event later than ten (10) days of its occurrence, notify the other party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. Furthermore, the affected party shall keep the other party informed of the efforts to resume performance. After sixty (60) days of such inability to perform, the parties agree to meet and in good faith discuss how to proceed. In the event that the affected party is prevented from performing its obligations pursuant to this Section 14.7 for a period of six (6) months, the other party shall have the right to terminate this Agreement pursuant to the provisions of Section 7.4.

          Section 14.8      Successors and Assigns

          Subject to Section 14.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.

          Section 14.9      Assignment

          This Agreement and the rights granted herein shall not be assignable (or otherwise transferred) by either party hereto without the prior written consent of the other party. Any attempted assignment without consent shall be void. Notwithstanding the foregoing, a party may transfer, assign or delegate its rights and obligations under this Agreement without consent to (a) an Affiliate reasonably capable of performing such party’s obligations under this Agreement or (b) a successor to all or substantially all of the business or assets of the assigning party to which this Agreement relates, whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise. Neither party shall knowingly engage any Third Party appearing on the FDA’s debarment list or the list of excluded individuals/entities of the Office of Inspector General of the Department of Health and Human Services to perform, or assist such party in the performance of, its obligations under this Agreement, and each party shall review each such list prior to engaging any such Third Party.

          Section 14.10    Construction

          The parties acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (v) “or” is disjunctive but not necessarily exclusive; and (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

          Section 14.11    Consents to Assignment

          Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer or assignment by PediatRx of any Assigned Agreement as set forth herein would require any Third Party authorizations, approvals, consents or waivers (collectively, the “Consent”), then PediatRx’s obligation to transfer or assign such Assigned Agreement shall be contingent upon PediatRx’s receipt of such Consent. The parties shall cooperate to obtain promptly such Consent. Pending receipt of any such Consent, the parties shall use their commercially reasonable efforts to implement an alternative arrangement to permit Apricus to receive substantially similar rights and for Apricus to assume substantially similar obligations under any such Assigned Agreement as if such impediment to assignment or transfer did not exist. PediatRx shall not amend, modify or terminate any Assigned Agreement that is to be assigned to Apricus under this Agreement without Apricus’ prior written consent.

          Section 14.12    Governing Law; Venue

          This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of California, without regard to its conflicts of law principles. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the local and federal courts located in San Diego County, California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the local and federal courts located in San Diego County, California shall have personal jurisdiction and venue over each of them for purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and agrees to accept service of process sufficient for personal jurisdiction in any action against it as contemplated by this section by registered or certified mail, return receipt requested, postage prepaid to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Article 12 of this Agreement for the giving of notice. Any final judgment received against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

          Section 14.13    Equitable Relief

          Each party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party irreparable injury and damage. By reason thereof, each party agrees that the other party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each party agrees that the existence of any claim, demand, or cause of action of it against the other party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other party, or its successors or assigns, of the covenants contained in this Agreement.

          Section 14.14    Relationship Between Parties

          The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other party.

          Section 14.15    Section 356(n)

          The parties acknowledge and agree that, to the extent Section 365(n) of the United States Bankruptcy Code applies to this Agreement, the non-insolvent party may elect to retain and exercise the rights granted to it hereunder with respect to the intellectual property owned or controlled by the insolvent party, including the authority to Commercialize the Product under the ANDA and the license rights under the Technology and PediatRx Trademarks.

[Signature page follows]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.

APRICUS BIOSCIENCES, INC.

/s/ Bassam Damaj
By:     Bassam Damaj, Ph.D.
Its:     President and Chief Executive Officer
Date:  February 21, 2012

PEDIATRX INC.

/s/ Cameron Durrant
By:      Cameron Durrant, MD, MBA
Its:      President and Chief Executive Officer
Date:  February 21, 2012